UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 25, 2013

Date of earliest event reported: February 22, 2013

Warner Chilcott Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands
Dublin 2, Ireland
(Address of principal executive offices, including zip code)

+353 1 897 2000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 22, 2013, Warner Chilcott plc (together with its subsidiaries, the “Company”) became aware that a qui tam action filed against the Company was unsealed by order of the United States District Court for the District of Massachusetts entered on February 22, 2013.  The qui tam action, United States ex rel. Chris Wible v. Warner Chilcott, which was filed under seal on June 27, 2011, was brought by a former Company sales representative on behalf of the United States of America (the “United States”), 26 states, and the District of Columbia under the Federal False Claims Act and state law equivalents to the Federal False Claims Act.  The complaint alleges that the Company violated Federal and state false claims acts through the promotion of its products Actonel and Atelvia by, among other things, making unsubstantiated claims concerning the products, providing kickbacks to physicians and engaging in improper conduct concerning prior authorizations.  The complaint seeks, among other things, treble damages, civil penalties of up to eleven thousand dollars for each alleged false claim and attorneys’ fees and costs.

On February 19, 2013, the United States filed notice of its election not to intervene in the qui tam action at this time.  In this notice, which was also unsealed pursuant to the court’s order entered on February 22, 2013, the United States indicated that its investigation of the allegations raised in the complaint is continuing and, as such, it was not able to decide, as of the court’s seal expiration deadline, whether to intervene in the action. The United States’ election not to intervene does not prevent the plaintiff/relator from litigating this action and the United States may later seek to intervene in the action.  The Company has previously disclosed that beginning in February 2012, the Company, along with several current and former non-executive employees in its sales organization and certain third parties, received subpoenas from the United States Attorney for the District of Massachusetts concerning, among other things, sales and marketing activities relating to all of the Company’s current key products.  While the Company has not yet been served with the qui tam complaint, it is reviewing the allegations in the complaint and intends to vigorously defend itself in the litigation when and if served.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/S/ PAUL HERENDEEN
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: February 25, 2013